PROSPECTUS SUPPLEMENT No. 3 (TO PROSPECTUS DATED APRIL 4, 2003)	This filing is made pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Nos. 333-102273 and 333-102995.

Common Stock

This Prospectus Supplement No. 3 supplements and amends the prospectus dated April 4, 2003 relating to the resale by certain securityholders of 53,314,634 shares of common stock of Monogram Biosciences, Inc., formerly known as ViroLogic, Inc., and referred to in this prospectus supplement as “we.”

This prospectus supplement should be read in conjunction with the prospectus dated April 4, 2003, as supplemented by Prospectus Supplement No. 1 dated August 19, 2003 and Prospectus Supplement No. 2 dated November 29, 2004, which are to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

We are filing this prospectus supplement to reflect the following event:

•	SDS Merchant Fund, L.P. has transferred to SDS Capital Group SPC, Ltd. all of its interests in Monogram Biosciences, Inc.

The table appearing under the caption “Selling Securityholders” on pages 22-24 of the prospectus is hereby amended by removing the entry for SDS Merchant Fund, L.P. and corresponding footnote (4).

The table appearing under the caption “Selling Securityholders” on pages 22-24 of the prospectus is hereby further amended and supplemented by adding SDS Capital Group SPC, Ltd. as a selling securityholder, together with footnote (23), as set forth below

	Shares Held or Acquirable Prior to Offering (No Limitations)	Shares Beneficially Owned Prior to Offering (With Limitations)		Number of Shares Being Offered	Shares Beneficially Owned After Offering (With Limitations)
Security Holder		Number	Percent		Number	Percent
SDS Capital Group SPC, Ltd. (23)	1,691,705	1,691,705	1.34%	929,753	1,071,870	*

(23)	The number of shares being offered consists of 150% of the shares of common stock issuable on exercise of a warrant. SDS Management, LLC, the investment manager of SDS Capital Group SPC, Ltd., exercises dispositive and voting power with respect to the shares of common stock that SDS Capital Group SPC, Ltd. is offering in this prospectus. Mr. Steve Derby is the managing member of SDS Management, LLC. Mr. Derby disclaims beneficial ownership of the shares of our common stock owned by SDS Capital Group SPC, Ltd.

The information contained in this prospectus supplement relating to SDS Capital Group SPC, Ltd. is based on information provided to us by SDS Capital Group SPC, Ltd. and reflects its holdings as of August 10, 2005, prior to its offering of any securities pursuant to this prospectus.

The applicable percentages ownership shown above for SDS Capital Group SPC, Ltd. are based on an aggregate of 126,342,854 shares of our common stock issued and outstanding on August 10, 2005.

Investing in our common stock involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 4 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 12, 2005.

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